                                                               EXHIBIT 99(m)(1)

                                     FORM OF
                                DISTRIBUTION PLAN
                              RYDEX VARIABLE TRUST

     WHEREAS, Rydex Variable Trust (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and the Trust desires to compensate service providers ("Service Providers") who provide the services described herein to owners of Contracts who, indirectly through insurance company separate accounts, invest in shares of funds of the Trust ("Investors") listed on Exhibit A hereto; and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the Distribution Plan (the "Plan") will benefit the funds of the Trust listed on Exhibit A hereto (the "Funds") and Investors in the shares of such Funds ("Shares"); and

     WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust adopt the Plan under which Service Providers will provide, pursuant to a Distribution Agreement, the distribution services stated in Section 2 herein;

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan.

     SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

     SECTION 2. The Trust will pay Service Providers a fee up to the amount set forth on Exhibit A for distribution services. Service Providers may use this fee for (i) compensation for its services in connection with distribution assistance; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Providers' affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

     SECTION 3. This Plan shall not take effect with respect to any Fund until it has been approved, together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 9 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.

     SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

     SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of insurance company separate accounts holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

     SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

                                                     Dated as of _________, 2003

                                    EXHIBIT A

                              DATED _________, 2003

                              RYDEX VARIABLE TRUST
                                DISTRIBUTION FEES

FUNDS

     Amerigo Fund
     Clermont Fund

DISTRIBUTION FEES

     Distribution Services                       twenty-five basis points (.25%)

CALCULATION OF FEES

     Distribution fees are based on a percentage of the Funds' average daily net assets attributable to Shares of the Funds.